Exhibit 5.1


                                February 13, 1998




Clearview Cinema Group, Inc.
7 Waverly Place
Madison, New Jersey  07940

Ladies and Gentlemen:

      I am General Counsel & Secretary of Clearview Cinema Group, Inc. (the "Company"). I have reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 200,000 shares of Common Stock of the Company, par value $.01 per share (the "Shares"), which may be issued by the Company pursuant to the Clearview Cinema Group, Inc. 1997 Stock Incentive Plan (the "Plan").

      I am familiar with the Registration Statement and the Plan, and have examined the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws. I have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion.

      Based on the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Herbert L. Klein
                                    General Counsel & Secretary